Exhibit 5
August 14, 2008

SL Industries, Inc.
520 Fellowship Road, Suite A-114
Mount Laurel, New Jersey 08054

Re:	SL Industries, Inc.
Registration Statement on Form S-8

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-8 dated the date hereof (the "Registration Statement"), filed with the Securities and Exchange Commission by SL Industries, Inc., a New Jersey corporation (the "Company").  The Registration Statement relates to an aggregate of 315,000 shares (the "Shares") of common stock, par value $.20 per share, of the Company (the "Common Stock").  The Shares will be issued and sold by the Company in accordance with the Company's 2008 Incentive Stock Plan (the "Plan").

We advise you that we have examined originals or copies certified or otherwise identified to our satisfaction of the Certificate of Incorporation and By-laws of the Company, minutes of meetings of the Board of Directors and stockholders of the Company, the Plan and such other documents, instruments and certificates of officers and representatives of the Company and public officials, and we have made such examination of the law, as we have deemed appropriate as the basis for the opinion hereinafter expressed.  In making such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents.

Based upon the foregoing, we are of the opinion that the Shares, when issued and paid for in accordance with the terms and conditions set forth in the Plan, will be duly and validly issued, fully paid and non-assessable.

We are members of the Bar of the State of New York and we express no opinion as to the effects of any laws other than the federal laws of the United States of America, the laws of the State of New York, and the New Jersey Business Corporation Act, which includes statutory provisions, all applicable provisions of the New Jersey constitution and reported judicial decisions interpreting those laws.

August 14, 2008

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus constituting a part of the Registration Statement.  In giving such consent, we do not thereby concede that our firm is within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ OLSHAN GRUNDMAN FROME ROSENZWEIG & WOLOSKY LLP
OLSHAN GRUNDMAN FROME ROSENZWEIG & WOLOSKY LLP